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                                                                     EXHIBIT 8.1



                  [Letterhead of Long Aldridge & Norman LLP]



                                 ____________, 1998



NOVA Corporation
One Concourse Parkway
Suite 300
Atlanta, Georgia  30328

     RE:  MERGER OF CHURCH MERGER CORP. INTO PMT SERVICES, INC.

Gentlemen:

     We have acted as counsel to NOVA Corporation ("NOVA") in connection with the merger (the "Merger") of Church Merger Corp., a wholly-owned subsidiary of NOVA ("Sub"), into PMT Services, Inc. ("PMT").

     In issuing our opinion, we have reviewed the Joint Proxy Statement/Prospectus included in the Form S-4 Registration Statement related to the Merger (the "Registration Statement"), the representations made to us by NOVA and PMT in Tax Certificates, and such other documents as we have deemed appropriate. Our opinion is based upon our understanding that the facts and representations set forth in the Joint Proxy Statement/Prospectus and the Tax Certificates are true and correct as of the present time and will be true and correct as of the Effective Time of the Merger.

     On the basis of the facts and representations referenced in the next previous paragraph, it is our opinion that the Merger will have the following federal income tax consequences:

     (i) The Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

     (ii) No gain or loss will be recognized by NOVA, Sub or PMT as a result of the Merger.

     (iii) Except with respect to cash received in lieu of fractional share interests, no gain or loss will be recognized by the shareholders of PMT upon their receipt of shares of NOVA Common Stock in exchange for their shares of PMT common stock.
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NOVA Corporation
            , 1998
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     This opinion is rendered solely with respect to the federal income tax consequences of the Merger specifically set forth above, and only with respect to shareholders of PMT who are not subject to special tax rules. We express no opinion as to the treatment of the Merger under the income or other tax laws of any foreign, state or local jurisdiction. Our opinions are based upon the present provisions of the Code, the regulations issued thereunder, current case law and published rulings of the Internal Revenue Service. The foregoing are subject to change and such changes may be given retroactive effect. In the event of such changes, our opinions may be affected.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Certain Federal Income Tax Consequences" in the Prospectus forming a part of the Registration Statement.

                                    Very truly yours,

                                    LONG ALDRIDGE & NORMAN LLP